Fulton Financial

CORPORATION

FOR IMMEDIATE RELEASE	Contact: Jeffrey Peeling Phone: 717-291-2477

FULTON FINANCIAL PRICES $150 MILLION OF
TRUST PREFERRED SECURITIES

(January 20) – Lancaster, PA --Fulton Financial Corporation (NASDAQ:  FULT) announced today that it has entered into an agreement to offer and sell $150 million of trust preferred securities (“Capital Securities”) through its wholly-owned Delaware statutory trust subsidiary Fulton Capital Trust I.  The Capital Securities are being offered in a firm commitment public offering.  The transaction is scheduled to close on January 26, 2006.

The Capital Securities, which are redeemable only upon the occurrence of certain limited events prior to their maturity on February 1, 2036, have an interest rate of 6.29% and require semi-annual distributions by the Trust to the holders of the Capital Securities.  The Company intends to use the net proceeds for general corporate purposes, which may include acquisitions or repurchases of its common stock.

Fulton Financial Corporation is a $12.4 billion Lancaster, Pennsylvania- based financial holding company which operates 232 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation's future financial performance.  Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation's success in merger and acquisition integration, and customers' acceptance of the Corporation's products and services. The Corporation assumes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.